EXHIBIT 21
Atmus Filtration Technologies Inc.
Subsidiaries of the Registrant

Entity Name	Country or State of Organization

Cummins Filtration International Corporation, Australia Branch	Australia
CMI Filtration Belgium BV	Belgium
Cummins Filtros Ltda.	Brazil
Atmus Filtration (Shanghai) Co. Ltd.	China
Shanghai Fleetgaurd Filter Co. Ltd.	China
Atmus Filtration Products and Equipment (Shanghai) Co., Ltd.	China
Fleetguard Colombia	Colombia
Cummins Filtration SARL	France
Cummins Filtration GmbH	Germany
Filtrium Fibertechnologies Pvt. Ltd.	India
Fleetguard Filters Pvt. Ltd.	India
Filt Red Technologies India Private Limited	India
Fleetguard Italy S.r.l.	Italy
Cummins Filtration International Corporation, Japan Branch	Japan
CMI Filtration Belgium BV, Lebanon Branch	Lebanon
CMI Filtration México Comercializadora, S. de R.L. de C.V.	Mexico
CMI Filtration México Manufactura, S. de R.L. de C.V.	Mexico
Fleetguard Poland sp. z o.o.	Poland
Fleetguard Filtration Pte. Ltd.	Singapore
Cummins Filtration International Corporation, South Africa Branch	South Africa
Cummins Filtration Ltd.	South Korea
Fleetguard UK Limited Merkezi İngiltere Izmir Merkez Şubesi	Turkey
Fleetgaurd UK Limited	United Kingdom
Cummins Filtration Inc.	Indiana
Cummins Filtration International Corporation	Indiana
Cummins Filtration IP, Inc.	Delaware
Fleetguard USA NewCo LLC	Delaware
Fleetguard US Singapore LLC	Delaware